Exhibit 14.1

Code of Conduct and Business Ethics

IntegrityLine: 1-877-272-9726 (U.S. and Canada) www.airproducts.com/integrityline for local reporting numbers and instructions IntegrityOnline: www.airproducts.com/integrityonline

Overview

Integrity—behaving ethically and being true to our words—is an Air Products core value and one we must never compromise. Ethics violations won’t be tolerated. You are expected to report any complaints, concerns, or suspicions about non-compliance with this Code of Conduct & Business Ethics (the “Code”).

As a multinational company, Air Products is subject to numerous laws, rules, and regulations. It is the responsibility of each and every one of us worldwide to protect our Company by conducting ourselves in strict compliance with the letter and spirit of this Code, as well as with all applicable laws, and by speaking up if you have compliance concerns.

Review the Code and all related policies, procedures, and related documents that apply to your position and role. Use good judgment and avoid even the appearance of improper behavior. At some point, you may encounter a situation not covered by this Code. If ever in doubt about a course of conduct, ask yourself:

• Is it consistent with the Code?

• Is it ethical?

• Is it legal?

• Will it reflect well on me and Air Products?

• Would I feel fine if everyone knew about it?

If the answer is “No” to any of these questions, don’t do it.

If you have questions, ask for guidance from your manager or the Law Group, call the IntegrityLine at 1-877-272-9726 (U.S. and Canada), or file an online report at www.airproducts.com/integrityonline. Not being familiar with the Code, law or policies, standards, guidelines, and procedures for your role does not excuse a violation. We believe that every employee is a leader, regardless of your job, title, or function. By following our Code, you serve as a role model for your peers, business partners, customers, and others who see you in action every day.

Worldwide Application

This Code applies to all full and part-time Company employees at all operations worldwide, the Company’s Board of Directors, and our subsidiaries, affiliates, operating units, and divisions worldwide. Use of the word “Company” in this Code refers collectively to all of these entities.

While this Code is specifically written for Company employees and Board members, we expect our agents, consultants, contractors, distributors, joint venture partners, and other third parties with whom we have business relationships to adhere to these standards as well. Failure of an Air Products third party to follow the Code can result in termination of their relationship with Air Products, discipline for the Air Products sponsor managing the relationship, and legal exposure for the Company. If you are the internal sponsor for a third-party business relationship, it is your responsibility to ensure the third party is acting in compliance with this Code.

This Code is translated into 21 languages to ensure all employees understand it. Because we are a U.S. company, our employees around the world often are subject to U.S. laws—even when conduct occurs outside the U.S. But, if the local law in your country is stricter than the rules in this Code, follow the local law and seek guidance from the Law Group if you have questions.

Getting Help and Reporting Violations

You are expected to report misconduct or ethics violations. In most cases, your manager should be your first point of contact. He or she is likely in the best position to understand your concern and take the appropriate action. If you are uncomfortable speaking with your manager, or if you have already shared a concern and feel it is not being addressed appropriately, reach out to the Law Group, the Chief Compliance Officer, Corporate Audit, or any company executive.

Anyone can make a report 24 hours per day, seven days per week, to IntegrityLine, which is a free hotline outside the Company. Using IntegrityLine, callers can speak (often in their local language) to representatives who will document concerns, explain next steps, and report the issue for further follow-up. In addition, anyone can make a report through the IntegrityOnline website, which is available in numerous languages from any Internet connection.

You can report possible violations through IntegrityLine or IntegrityOnline anonymously; however, providing your identity will allow the Law Group to contact you if further information is needed to pursue an investigation. We disclose information only to those who need it to resolve the issue, and you will be afforded the maximum possible confidentiality consistent with enforcing the Code. You are expected to fully cooperate with any investigation conducted pursuant to a suspected violation of the Code.

We strictly prohibit retaliation in any form against anyone who makes a good faith report about suspected violations of the Code. Disciplinary action will be taken against anyone who retaliates directly or indirectly against any employee who makes a good faith report of actual or suspected violations. If you know of or suspect that retaliation has occurred or is occurring, you should report it. Discouraging other employees from making a report is prohibited and could result in disciplinary action.

IntegrityLine:	1-877-272-9726 (U.S. and Canada) www.airproducts.com/integrityline for local reporting numbers and instructions

IntegrityOnline:	www.airproducts.com/integrityonline

Guidance for Managers: If an employee raises a question or concern to you related to the Code, listen carefully and give the employee your complete attention. Ask for clarification and additional information. Answer any questions if you can, but do not feel that you must give an immediate response. Seek help if you need it. If an employee raises a concern that may require investigation under the Code, contact the Law Group, the Chief Compliance Officer, Corporate Audit, or any Company executive.

False Accusations: The Company will protect any employee who raises a concern in good faith, but it is a violation of the Code to knowingly make a false accusation, lie to investigators, or interfere or refuse to cooperate with a Code investigation. Honest reporting does not mean that you have to be right when you raise a concern; you just have to believe in good faith that the information you are providing is accurate.

Penalties

Failure to comply with the Code can have serious consequences for both the person committing the violation and for the Company, and in all cases can strike a severe blow to the image, reputation, and future of our Company.

Anyone who violates the Code may be subject to termination of employment, criminal prosecution, and legal action by the Company.

Guidance for Managers: If you are in a management role, you have additional responsibilities to promote a culture of ethics and compliance and to be an example of appropriate conduct at all times. Managers are expected to help employees review, understand, and apply the Code. Managers who fail to address violations committed by employees may be subject to disciplinary action and face personal liability. This means that managers should report misconduct by employees under their supervision.

Employee Certifications

You are required to comply with the Code, complete mandatory training annually, and certify your understanding of and compliance with the Code. Annual Code of Conduct training and certification are now combined into a single, comprehensive online program that you will be required to complete every year.

Air Products | Code of Conduct

Code of Conduct

1. Conflicts of Interest

2. Fraud

3. Bribery and Corruption

4. Payments to Government Officials

5. Gifts, Travel, and Entertainment Expense

6. Financial Accounting and Reporting Accuracy

7. Competition Law

8. Fair Dealing

9. Anti-Boycott Laws

10. Import/Export Laws

11. Insider Information

12. Confidential and Proprietary Information

13. Company Assets

14. Records Management

15. Communicate Carefully

16. Privacy

17. Political Contributions and Lobbying

18. Social Media and Public Communication

19. Equal Employment Opportunity and Prevention of Harassment

20. Environment, Health, Safety, and Security

21. Workplace Violence

22. Substance Abuse

23. Sustainability and Corporate Social Responsibility

24. Audits and Investigations

25. Anti-Retaliation

26. Board Responsibility and Waiver

1. Conflicts of Interest

As an employee, you have a duty to work on behalf of the Company’s best interests and must avoid situations that involve, or that appear to involve, conflicts of interest. If you think that a personal activity, investment, interest, or association could compromise—or even appear to compromise—your objectivity or your ability to make impartial business decisions on behalf of the Company, disclose it immediately to the Law Group or the Corporate Audit Department. Many conflicts can easily be avoided or addressed if they are promptly disclosed and properly managed.

Know a potential conflict when you see one. A conflict can happen when:

•	You supervise or conduct business with someone with whom you have a close personal relationship.

•	You invest in one of our suppliers, customers, business partners, or competitors.

•

You own or do work for a company that competes, does business, or wants to do business with Air Products. Serving in an advisory role or on the board of directors for such a company can also pose a conflict.

•	You use the Air Products name, property, or information, without approval, to support a charitable, professional, or community organization.

•	You take for yourself a business opportunity that is meant for Air Products, even if you think Air Products would not want the opportunity.

It isn’t possible to list every situation that could present a conflict. Remember, anything that presents a conflict for you would also present a conflict for your immediate family. If you are not sure if a situation presents a conflict, ask the Law Group or the Corporate Audit Department.

2. Fraud

Fraud is a deliberately misleading action (or omission) conducted to obtain an advantageous situation for oneself, for someone else or for the Company, or to avoid an obligation or responsibility. It is different from a mistake because it is the result of deliberate intent. We prohibit all fraud.

The term “fraud” includes any:

•	dishonest or fraudulent acts;

•	misuse or misappropriation of funds;

•	embezzlement;

•	forgery or alteration of negotiable instruments such as Company checks and drafts;

•	misappropriation of Company, employee, customer, partner or supplier assets;

•	conversion to personal use of cash, securities, supplies, property, or any other Company asset;

•	unauthorized handling or reporting of Company transactions; and

•	purposeful falsification of Company records or financial statements.

The above list is not all-inclusive but is intended to be representative of situations involving fraud. You must immediately report any actual or suspected fraud using any of the above reporting channels.

3. Bribery and Corruption

You are strictly prohibited from offering, making, or accepting anything of value on the Company’s behalf or in connection with the Company’s business. Bribes are illegal, unethical and prohibited by this Code. Bribes can take many forms: “anything of value” literally means anything that might have value, including cash, gifts, meals, entertainment, business opportunities, loans or rebates, contributions to political parties, Company product, offers of employment, and more. There is no monetary threshold: any amount could be construed as a bribe if it is offered in exchange for a favorable decision or treatment. The “thing of value” does not actually have to be given; the promise or offer alone is prohibited. This applies regardless of the country in which the payment is made, and regardless of whether the recipient is a government official or private citizen.

As a U.S. company, we must comply with the U.S. Foreign Corrupt Practices Act (“FCPA”). To ensure that we comply with the FCPA, we generally conduct risk-based due diligence on all potential business partners prior to establishing a relationship. You must alert the Company of potential new business relationships and provide information as necessary to allow the Company to complete its due diligence.

Many countries in which we operate have adopted laws aimed at fighting corruption. Some of these laws have an extraterritorial effect, meaning they can be enforced even when the questionable acts occur outside the borders of these countries. Before doing business outside of your home country, you need to have a working knowledge of the laws and policies of the countries in which you will be doing business. If you have questions, contact the Law Group.

4. Payments to Government Officials

While the Company prohibits all bribery, it is important to know that anti-corruption laws around the world provide serious civil and criminal penalties for giving or accepting “anything of value” to/from government officials. Violations of these laws can have severe consequences for the Company, as well as for the individual employees involved. Under no circumstances are you allowed to make a payment to a government employee or official or political candidate for the purpose of obtaining or retaining business.

The definition of a “government official” is broad and can include individuals who are employed by any public entity or institution or who perform any official acts on behalf of a government, regardless of status or seniority. Government officials also can include officers and employees of state-owned or controlled companies (“SOEs”). The Company operates in several countries where SOEs are common.

Air Products | Code of Conduct

As a Company, we are also responsible for the actions of third-party intermediaries (“TPIs”) acting on our behalf. TPIs include joint venture partners, agents, distributors, employees of outside service providers, or subcontractors who perform services on our behalf. Third parties are not allowed to bribe on behalf of the Company. If you are the internal sponsor for a TPI, it is your responsibility to ensure that the TPI understands this Code and acts in compliance with this Code. Failure to adequately monitor a TPI or report issues is a violation of this Code. You should not provide payments to TPIs if you have knowledge or any reason to believe that any portion of such payments will be passed along to a government employee, official, or political candidate.

You are prohibited from making facilitation payments to any foreign official, the purpose of which is to expedite or to secure the performance of non-discretionary routine governmental action by such official. TPIs must not make these payments on behalf of the Company either.

5. Gifts, Travel, and Entertainment Expense

You may not offer or accept anything of value that might seem like an attempt to influence business decisions or that might look like a bribe or a payoff. Do not provide extravagant or frequent gifts, hospitality, travel, or entertainment to third parties. You are strictly prohibited from giving or receiving cash. Do not give gifts of any kind to government employees without first seeking the approval of your immediate manager and a representative of the Law Group.

This Code provision does not prohibit the giving or receiving of reasonable and customary business meals, entertainment, and gifts that do not influence business decisions and are in accordance with all Company policies and procedures. Some hallmarks of appropriate gift-giving are when the gift is given openly and transparently, is properly recorded in the giver’s books and records, is made without any expectation of something in return, is provided only to reflect esteem or gratitude, is not large or extravagant, and is permitted under local law.

For further information, consult the Anti-bribery and Corruption Compliance Procedure on Providing Gifts, Meals or Entertainment, Procedure 01-601.

6. Financial Accounting and Reporting Accuracy

The Company files complete financial reports and other documents with the U.S. Securities and Exchange Commission, and also discloses financial information in other public statements and communications. These reports, documents and other communications must contain full, fair, accurate, timely, and understandable disclosure. The preparation of such materials requires that the Company maintain accurate, reasonably detailed financial records and a robust system of internal controls. Accordingly, you may not knowingly provide false, misleading or inaccurate information, or knowingly omit information, financial or otherwise, to any Company official.

You must accurately prepare all business records (including, for example, accounting entries, invoices, expense reports, payroll, and financial reports) and record all financial transactions in a timely manner. Even if you are not directly responsible for the preparation of disclosures or financial reports, you are responsible for ensuring that relevant events and facts in your area of responsibility are timely communicated when requested by the appropriate Company personnel.

If you have reason to suspect that the Company’s books and records are not accurate or in accordance with the above-stated requirements, you must immediately report the matter, either by following the “Reporting Violations” procedure outlined above or by directly contacting any member of the Audit and Finance Committee of the Board of Directors or the Company’s Corporate Audit Department. You may make a confidential, anonymous submission directly to the Audit and Finance Committee by addressing correspondence to: “Corporate Secretary’s Office, Air Products and Chemicals, Inc., 7201 Hamilton Blvd., Allentown, PA 18195-1501” and marking the envelope “CONFIDENTIAL.”

7. Competition Law

All employees must comply with antitrust and competition laws throughout the world, which prohibit agreements or actions that may restrain trade or reduce competition. You are strictly forbidden from entering into any formal or informal agreements with competitors, written or verbal, to (1) fix or control prices or terms, (2) boycott certain suppliers or customers, (3) allocate products, territories, or markets, or (4) limit the production or sale of products in any market.

Most countries’ antitrust or competition laws have an extraterritorial effect, meaning they apply even when the anti-competitive conduct causing the alleged problem occurred in a distant country.

Avoid discussing competitively sensitive information in situations where there is close contact with competitors, such as joint venture, acquisition and divestiture discussions, attendance at trade associations and trade shows, engagement in product sourcing, and encounters at customer locations. Never seek out or pass along confidential information of competitors, suppliers, customers or other business partners. Laws in many countries impose severe criminal penalties for individuals or organizations that improperly receive or pass along trade secrets. In the event the circumstance does require some information sharing, first consult the Law Group about necessary confidentiality agreements.

8. Fair Dealing

We should all deal fairly with the Company’s customers, suppliers, competitors, and our colleagues. No one should take advantage of people or situations through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

9. Anti-Boycott Laws

U.S. anti-boycott laws prohibit companies from participating in any international boycott not sanctioned by the U.S. government. You must not engage in any business that would support the boycott of Israel, which is the most common example of an unsanctioned boycott. If you receive a document that contains any boycott language, whether as part of a contract or not, identify and report it to the Company’s Law Group. The mere receipt of a request for such information—even if the Company does not respond—must be reported to U.S. government agencies. Do not respond either orally or in writing to any such boycott requests.

10. Import/Export Laws

As a global company, we must comply with all applicable local, regional and international trade laws, rules, and regulations. We respect trade sanctions and import/export restrictions. Make sure anything intended for import or export is classified correctly, in advance, based on the country of origin, the destination, the end use, and the end user. Also make sure imports and exports include all required documentation, labeling, licensing, permits, and approvals. Declare and value imports and exports accurately and transparently to customs authorities.

Under no circumstances can the Company import or export goods or services to countries designated “embargoed” under U.S. law. Violations may result in criminal and civil penalties for the Company and individual employees, officers, and directors. It can also result in seizures of goods and prohibitions on our ability to do business.

All employees are required to help ensure integrity of our supply chain. The Company expects that if you work with third parties who conduct business on the Company’s behalf, you will communicate our policies to them. Reasonable due diligence and screening of customers and new business partners is critical to ensure compliance with laws that regulate international trade.

Seek guidance from the Law Group and/or Trade Compliance Group with any questions. All activities involving sanctioned countries must be reviewed by the Law Group and/or Trade Compliance Group before any such activity may commence.

Air Products | Code of Conduct

11. Insider Information

As a U.S. public company, we all must comply with U.S. securities laws. This includes prohibitions on “insider trading,” which is the purchase or sale of a company’s securities made with knowledge of material information about the company that the public doesn’t know. “Material” information includes anything likely to influence a potential investor’s decision to buy or sell securities, such as information about potential acquisitions or divestitures, corporate earnings results or projections, obtaining or losing significant contracts, and planned changes in senior management. It is not only a violation of Company policy to participate in such a transaction, it is also a crime.

If you have access to material non-public information, whether it pertains to Air Products or to another company, including, but not limited to, our competitors, customers, suppliers or other business partners, do not buy or sell Air Products’ securities or those of the other company until at least one business day after the information has been disclosed to the public by press release, filing with the U.S. Securities and Exchange Commission, or similar public announcement. This Company policy applies to both equity securities, such as common stock, and debt securities, as well as to put and call options, orders to purchase or sell stock, and debt securities convertible into stock.

If you have material non-public information, you may not trade Company securities either directly or within your retirement and savings plan. If you cannot make a trade, neither can your family members, nor anyone living in your household. Also, you are prohibited from providing others with material non-public information about Air Products or any other company. Providing such information to others constitutes illegal “tipping” and may result in civil or criminal liability.

12. Confidential and Proprietary Information

You have a responsibility to safeguard the Company’s confidential and proprietary information, which includes any information not generally known to the public and which would be useful or helpful to competitors or other adverse parties. Confidential information can include sales, marketing and other corporate databases; intellectual property strategy and plans; marketing strategies and plans; pricing information; sales information; non-public financial information; customer and employee records; manufacturing techniques; supplier prices; engineering data and drawings; research and technical data; and information regarding new product development. If you have access to such information about the Company or our customers, suppliers or other business partners, only disclose it to others who are within the Company and have a “need-to-know” such information. To protect our rights, any use of intellectual property must be in accordance with all applicable legal requirements.

We work with many third parties’ confidential and proprietary information, such as that of customers, suppliers, joint venture partners, and other affiliates. Misappropriating third parties’ information can jeopardize the Company’s business relationships and expose the Company and our employees to significant legal and financial risk. If you have access to this type of information, you must sign any nondisclosure or confidentiality agreement that is approved by the appropriate business leader, and must abide by its terms.

13. Company Assets

You must use Company resources only for legitimate business purposes and protect them from theft, loss, damage, or misuse. Immediately report any suspected fraud, theft, security breach, or improper use of Company assets by others. If you misplace or lose any device with Company data stored on it, you must immediately report that loss.

You are required to protect our physical assets, such as facilities, supplies, equipment, machinery, spare parts, raw materials, finished products, vehicles, and Company funds. Do not steal Company assets or use Company property, information, or position for your personal gain or the personal gain of any or your relatives, friends, or associates. In addition, you are prohibited from competing with the company for business opportunities and from taking any opportunities that are discovered through the use of corporate property, information or position for yourself.

Protect our electronic and intangible assets of Company time, confidential information, intellectual property, and information systems. Treat every email, Internet link, attachment or information request (whether electronic, live, or by phone) with caution. Never share your network or personal passwords, provide sensitive information online or in email, or click on links in unverified emails. Always double-check to confirm the true identity of those requesting information.

14. Records Management

Company records are important corporate assets. Understand how to classify the information you handle and manage it according to Company policies as well as applicable laws and regulations. Make sure you understand and comply with the Company’s records retention schedule and preserve documents related to potential or pending litigation when instructed to do so. This policy applies to hard copy and electronic documents and emails. Consult your manager or department information lead for guidance if you are uncertain how to manage your records or documents.

15. Communicate Carefully

Company equipment, systems, information, goods, and services should be used only for Company business. This includes email, instant messaging, and the Internet. Using Company assets or information for personal gain is prohibited.

Company business and communications should only be conducted on the Air Products Network. Never use your personal email addresses to conduct Company business or to send, transmit, or receive Company information without prior approval from the IT Department.

Be aware that anything you write, send, download, or store on our systems is Company property, and we may monitor your use of such systems. Accordingly, you should not have any expectation of personal privacy when using our systems. The Company reserves the right to monitor email and voicemail messages and Internet use, and to access and inspect any and all files stored on individual computers, removable media, and the Company network. User IDs and passwords are to be used for security, employee identification, and authentication only and do not grant any right of confidentiality or privacy to any employee, nor prevent Company access to our systems.

All documents and communications created by Company employees on the Air Products Network or in connection with Company business may be considered corporate records that are subject to production and review in a court of law. It is therefore critical that you exercise professionalism in all communications and consider purpose and context when creating documents. Avoid misleading or suggestive wording, embarrassing the recipient, exaggeration or inappropriate characterizations. Avoid attempts at humor or sarcasm that could be misconstrued when reviewed by business practices, government regulators, adversaries in litigation, or courts.

16. Privacy

In the course of our business, the Company collects and stores personal information about employees, business partners, customers, and others, such as birth dates, addresses, financial, medical, and other information. The Company must comply with all applicable data protection laws and regulations. Personal information should be collected only for legitimate business purposes, shared only with those who are allowed access, protected in accordance with security policies, and retained only for as long as necessary. Third parties with access to personal information are contractually obligated to protect it.

The Company must comply with all laws governing wiretapping and other forms of electronic surveillance. You may not use any electronic, mechanical, or other device to intercept or record the contents of any telephonic, facsimile, modem-transmitted, email, or other electronic communication, unless all of the parties to the communication consent to the interception or recordation. This includes, but is not limited to, the use of telephone extensions to overhear other individuals’ conversations. You may not use or disclose communications that have been intercepted or recorded in violation of these requirements, regardless of whether you were responsible for the interception or recording of the communication.

Do not, without the express permission of the Law Group, use any device on Company property or in connection with Company business to make any sound, photographic, or other video recording of another person, unless all persons being recorded are aware of the recording and consent to it.

Air Products | Code of Conduct

17. Political Contributions and Lobbying

Air Products and Chemicals, Inc., as a legal entity, does not make corporate political contributions to candidates in any country or region, even where allowed by law. You are free to give a personal contribution to a party or candidate on your own personal behalf, but you may not use Company funds nor seek reimbursement. However, in doing so, you must follow applicable laws governing participation in political affairs. You may not lobby, give gifts, or otherwise try to influence the actions of government officials regarding legislation or other policy decisions on matters relating to Company business unless the action is approved in advance by the Law Group and/or Government Relations.

The Company utilizes a political action committee to participate in the political process. The Air Products Political Alliance (the “PAC”), is a separate legal entity from the Company and whose membership comprises certain eligible Company employees who donate to the PAC. The PAC makes contributions to U.S. federal and state candidates who support the Company’s interests.

18. Social Media and Public Communication

When using social media and communicating with the public, use good judgment and common sense. You must never disclose confidential information of the Company or that of employees, subsidiaries, affiliates, customers, suppliers, or other business partners in your personal social media, other online postings, or public communications. You must never appear to be speaking for the Company. Company information, even that intended for business use, should be posted online only by authorized Company spokespersons after review by Corporate Communications. You must never do anything that would be illegal, violate this Code, or embarrass you or the Company. Nothing in these requirements, however, should be interpreted to prevent you from engaging in activities that are protected under the law.

If you are asked to make an external presentation, consult your manager, who may decide to review it with Corporate Communications or the Law Group.

19. Equal Employment Opportunity and Prevention of Harassment

Our employees are our most valuable asset. We strongly believe in the value of a diverse workforce and prohibit discrimination on the basis of race, color, ethnicity, national origin, gender, religion, sexual orientation, gender identity, marital status, or disability. In all our operations and employment practices we comply with applicable laws governing equal employment to recruit, hire, train, and advance the most qualified candidates, regardless of personal characteristics. Making employment decisions based on any personal characteristics is always against our policies and is illegal under the laws of many countries. If you become aware of a violation of this policy, promptly bring it to the attention of the appropriate manager or Human Resources representative. You may also report a violation or other concern through IntegrityLine or IntegrityOnline. Equal opportunity is part of our respectful workplace, and work-related decisions are never based on age, sex, race, color, religion, national origin, sexual orientation, gender identity, marital status, disability, or any other characteristic protected by applicable laws.

All Company personnel are required to treat colleagues and others with dignity and respect. The Company does not tolerate any form of harassment, including sexual harassment, of our employees by anyone, including managers, or other members of management. Harassment is unwelcome and offensive conduct that may interfere with a person’s ability to perform his or her work. Harassment does not require intent to offend. Inappropriate conduct meant as a joke, a prank, or even a compliment can lead or contribute to harassment. Harassment in violation of this policy, in any form and at any level, will not be tolerated, and will result in disciplinary action, including potential termination of employment. All complaints will be investigated promptly and discreetly. We do not tolerate abuse or harassment of any kind, including sexual or racial harassment, or actions that are intimidating, discriminatory, or offensive.

You should consult all relevant regional policies, standards, guidelines, and procedures related to work environment and respect in the workplace. Keep up-to-date on the Company’s training on diversity and inclusion, anti-harassment, and other courses about our work environment. Retaliation or discrimination against someone for complaining about harassment or cooperating in an investigation is also a violation of this policy.

20. Environment, Health, Safety, and Security

Our commitment to safety, health, security, and the environment is unwavering. Every day we are dedicated to improving our safety performance around the world. We are working to eliminate injuries, prevent adverse environmental and health impacts, and reduce waste and emissions at our facilities.

You must comply with all applicable laws and relevant industry standards of practice concerning the protection of health, safety, and security of our employees in the workplace and other persons affected by our business activities, including the prevention of environmental pollution. You must always follow all Company Environment, Health, Safety (EH&S), and Sustainability policies, standards, and procedures, and take all required training.

Your manager, EH&S, and Human Resources can help you understand any policies that apply to your site or role. Be proactive in resolving any situation that may give rise to any adverse health or safety incident. Report any adverse health or safety incidents or conditions, including broken equipment or machinery and accidents, to the person responsible for safety at each facility or the Chief Compliance Officer.

Because we manufacture and transport products that could cause harm if used by people with malicious intent, security is a priority for the Company. All employees, visitors, and guests are required to follow all security policies, standards, and procedures at our sites, without exception. If you have security concerns or suspicions of any sort, alert Corporate Security.

21. Workplace Violence

The Company’s safety program includes a zero-tolerance policy for workplace violence. You are prohibited from engaging in any act that could cause another individual to feel threatened or unsafe. This includes verbal assaults, threats or any expressions of hostility, intimidation or aggression. We prohibit weapons on all of the Company’s properties consistent with local law. If you have concerns that someone may have a weapon on our property, report it immediately to your manager or a member of our Corporate Security team.

22. Substance Abuse

You are expected to perform your job duties free from the influence of any substance that could impair job performance and/or pose an unacceptable safety risk to yourself and others. You are prohibited from (1) working under the influence of alcohol, illegal drugs, or controlled substances on or off Company premises; (2) possessing, selling, using, transferring, or distributing illegal drugs or controlled substances (other than as prescribed by your physician) while working or on Company premises; or (3) working while impaired by a lawful prescription medication or over-the-counter drug (on or off Company premises). If you have a drug or alcohol problem, you are strongly encouraged to seek assistance and should contact Human Resources to obtain information regarding assistance programs in your region.

There may be instances where drinking alcoholic beverages while conducting Company business is permitted, such as in social settings, but make sure you comply with all laws and Company policies. Always exercise both moderation and good judgment.

23. Sustainability and Corporate Social Responsibility

The Company strives to create lasting value through environmental stewardship, social and corporate responsibility, and innovative solutions for energy, environmental, and emerging market needs. Familiarize yourself with the Air Products Sustainability Council’s sustainability goals. It is everyone’s responsibility to advance the Company towards these goals by using resources wisely, following appropriate practices for reducing waste, and recycling or reusing materials whenever possible. Our suppliers are also expected to meet our sustainability expectations.

If you become aware of any sustainability-related ethics and compliance issue, follow the “Reporting Violations” procedure outlined above or contact the Law Group.

Air Products | Code of Conduct

24. Audits and Investigations

During your employment with the Company, you may be asked to participate in an audit or internal investigation conducted by our internal auditors, external auditors, or the Law Group. When this happens, you are always expected to cooperate fully and communicate honestly. You may also receive a request for documents or a request to meet with regulators or lawyers in connection with a legal proceeding or government investigation. If you receive such a request, you should immediately contact the Law Group for assistance.

25. Anti-Retaliation

The Company strictly prohibits retaliation by any employee against an individual who reports a violation of law or Company policy in good faith, who cooperates in an audit or investigation of potential violations of law or Company policy, or who objects to or refuses to participate in an activity the employee reasonably believes is in violation of law or Company policy. Prohibited forms of retaliation include, for example, termination of employment, demotion, downgrading an employee’s performance rating, limiting an employee’s opportunities for assignments or advancement, excluding an employee from corporate or departmental functions, or threatening to take any type of adverse action.

Any employee who engages in retaliatory behavior as described above toward another employee may be subject to disciplinary sanctions, up to and including termination of employment. Individuals who engage in reckless or malicious reporting with knowledge that the incident reported has no factual basis will be subject to the appropriate and applicable disciplinary process, up to and including termination.

26. Board Responsibility and Waivers

The Board of Directors has adopted this Code and has exclusive authority to amend the Code. In rare circumstances, the Chief Compliance Officer may determine it is appropriate to waive a portion of the Code; however, any waiver of the application of the Code that would apply to executive officers or directors may only be made by the Board of Directors or the Corporate Governance and Nominating Committee of the Board of Directors. All such waivers shall be promptly disclosed as and when required by applicable law and the listing standards of the New York Stock Exchange.

If you seek a waiver of a provision of our Code, you should reach out to your local compliance contact or the Law Group before taking any other action. Any waiver of this Code for executive officers or directors must be approved by the Company’s Board of Directors (or a designated Board committee), and will be disclosed as and when required by applicable law or the listing standards of the New York Stock Exchange.

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|---|---|---|
| IntegrityLine: | 1-877-272-9726 (U.S. and Canada)<br>www.airproducts.com/integrityline<br>for local reporting numbers and instructions |
| IntegrityOnline: | www.airproducts.com/integrityonline |

Air Products has resources available to report Code of Conduct violations or suspected violations or express concerns. The laws in some countries specify or limit the process, tools, and/or allowable categories for reporting Code of Conduct violations. Please use the resources available as allowed by local law.

A contact list can be found at www.airproducts.com/codeofconduct.

Online reporting is available at www.airproducts.com/integrityonline.

Telephone reporting instructions are detailed at www.airproducts.com/integrityline.

For more information,

please contact us at:

Corporate Headquarters

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

T 610-481-4911

(Outside the U.S. and Canada

+1-610-481-6799)

F 610-481-5900

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© Air Products and Chemicals, Inc., 2019 (42092)    900-19-003-EN